                                                                    EXHIBIT 99.4

                           DEAN WITTER REYNOLDS INC.

                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)

                                       OF

                                  MEDEX, INC.

                                       AT

                              $23.50 NET PER SHARE

                                       BY

                                   FCY, INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                                 FURON COMPANY

               (A COMPANY ORGANIZED UNDER THE LAWS OF CALIFORNIA)

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON DECEMBER 16, 1996, UNLESS THE OFFER IS EXTENDED
--------------------------------------------------------------------------------

                                                               NOVEMBER 15, 1996

To Brokers, Dealers, Banks,
  Trust Companies and other Nominees:

     We have been engaged by FCY, Inc., an Ohio corporation ("Purchaser"), which is a wholly owned subsidiary of Furon Company, a California corporation ("Furon"), and by Furon to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding common shares, par value $.01 per share (the "Shares"), of Medex, Inc., an Ohio corporation (the "Company"), including the associated common share purchase rights (the "Rights") issued under the Rights Agreement dated as of October 12, 1996, between the Company and The Huntington National Bank as rights agent, as amended (the "Rights Agreement"), at $23.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 15, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

     1. Offer to Purchase, dated November 15, 1996;

     2. Letter of Transmittal to be used by the Company's shareholders in accepting the Offer and tendering Shares;

     3. A letter to the Company's shareholders from C. Craig Waldbillig, Chairman of the Board of Directors of Medex, Inc., together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

     4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "Depository") by the Expiration Date or if the procedure for book entry transfer cannot be completed by the Expiration Date;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. Return envelope addressed to the Depositary.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 3,729,961 SHARES REPRESENTING 60% OF THE OUTSTANDING SHARES AT NOVEMBER 12, 1996 (THE "MINIMUM CONDITION"), (2) THE EXPIRATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND (3) EITHER THE ACQUISITION OF SHARES PURSUANT TO THE OFFER BEING AUTHORIZED BY THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE OHIO CONTROL SHARE ACQUISITION LAW OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE OHIO CONTROL SHARE ACQUISITION LAW IS INVALID OR INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER.

     We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on December 16, 1996, unless the Offer is extended.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Neither Purchaser nor Furon will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers. Purchaser will pay or cause to be paid any share transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Additional copies of the enclosed material may be obtained by contacting the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                      Very truly yours,

                                      DEAN WITTER REYNOLDS INC.
                                      Two World Trade Center, 65th Floor
                                      New York, NY 10048
                                      (212) 392-9000

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, PURCHASER, FURON, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.